UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Associated Capital Group, Inc.
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ASSOCIATED CAPITAL GROUP, INC.

191 Mason Street
Greenwich, CT 06830

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 5, 2020

We are very pleased that this year’s Annual Meeting will be our first time hosting a completely virtual meeting of shareholders, which will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/217108237 on Tuesday, May 5, 2020, at 9:00 a.m., local time. The password for the meeting is AC2020. There is no physical location for the Annual Meeting.

At the Annual Meeting, we will ask shareholders:

1.	To elect eight directors to the Board of Directors to serve until the 2021 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020;

3.	To hold an advisory vote on the named executive officer compensation; and

4.	To vote on any other business that properly comes before the meeting.

At the meeting, we will also review our 2019 financial results and outlook for the future and will answer your questions.

Shareholders of record at the close of business on March 23, 2020 are entitled to vote at the meeting or any adjournments or postponements thereof.  Please read the attached proxy statement carefully and vote your shares promptly whether or not you are able to attend the meeting.

While the impetus for holding a virtual only meeting was the social distancing requirements and precautions regarding the coronavirus or COVID-19, we are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.  We encourage all shareholders to attend the Annual Meeting.

Q:          How do I register to attend the Annual Meeting virtually on the Internet?

A:          If you are a registered shareholder (i.e., you hold your shares in your name through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.

To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Associated Capital Group holdings along with your name and email address to Computershare.

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on Friday, May 1, 2020.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email:
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:
Computershare
Associated Capital Group, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

By Order of the Board of Directors

KEVIN HANDWERKER
Secretary

April 20, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 5, 2020.

This Notice, the Proxy Statement, and the 2019 Annual Report on Form 10-K are available free of charge on the following website: http://www.associated-capital-group.com/ir/SEC-Filings.aspx

2

ASSOCIATED CAPITAL GROUP, INC.

191 Mason Street
Greenwich, CT 06830

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 5, 2020

INTRODUCTION; PROXY VOTING INFORMATION

Unless we have indicated otherwise, or the context otherwise requires, references in this proxy statement to “Associated Capital Group, Inc.,” “Associated Capital,” “the Company,” “AC,” “we,” “us” and “our” or similar terms are to Associated Capital Group, Inc., a Delaware corporation, its predecessors and its subsidiaries.

We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by the Board of Directors of Associated Capital (the “Board”) for use at our 2020 annual meeting of shareholders (the “2020 Annual Meeting”) to be held virtually via online live webcast on Tuesday, May 5, 2020, at 9:00 a.m., local time, and at any adjournments or postponements thereof.

The purpose of the 2020 Annual Meeting is to elect directors, to ratify the appointment of the Company’s independent registered public accounting firm, to hold an advisory vote on the named executive officer compensation and to act upon any other matters properly brought to the 2020 Annual Meeting. We are sending you this proxy statement, the proxy card, and our annual report on Form 10-K containing our financial statements and other financial information for the year ended December 31, 2019 (the “2019 Annual Report”) on or about April 20, 2020.  The 2019 Annual Report, however, is not part of the proxy solicitation materials.

Shareholders of record at the close of business on March 23, 2020, the record date for the 2020 Annual Meeting, are entitled to notice of and to vote at the 2020 Annual Meeting. On this record date, we had outstanding 3,401,378 shares of Class A Common Stock, par value $.001 per share (“Class A Stock”), and 19,002,918 shares of Class B Common Stock, par value $.001 per share (“Class B Stock”).

The presence, via online webcast or by proxy, of a majority of the aggregate voting power of the shares of Class A Stock and Class B Stock outstanding on March 23, 2020 shall constitute a quorum for the transaction of business at the 2020 Annual Meeting. The Class A Stock and Class B Stock vote together as a single class on all matters. Each share of Class A Stock is entitled to one vote per share, and each share of Class B Stock is entitled to ten votes per share. Directors who receive a plurality of the votes cast at the 2020 Annual Meeting by the holders of Class A Stock and Class B Stock outstanding on March 23, 2020, voting together as a single class, will be elected to serve until the 2021 annual meeting of shareholders (“2021 Annual Meeting”) or until their successors are duly elected and qualified. Any other matters will be determined by a majority of the votes cast at the 2020 Annual Meeting.

Under the New York Stock Exchange rules, the proposal to approve the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of directors and the advisory vote on the named executive officer compensation are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on it. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval. Accordingly, broker non-votes will have no effect on the outcome of the vote for the election of directors or the advisory vote on named executive officer compensation. Abstentions will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and therefore will have no effect on the outcome of the vote for the election of directors, but will have the same effect as voting against the remaining proposals.

We will pay for the costs of soliciting proxies and preparing the 2020 Annual Meeting materials. We ask securities brokers, custodians, nominees and fiduciaries to forward meeting materials to our beneficial shareholders as of the record date, and we will reimburse them for the reasonable out-of-pocket expenses they incur. Our directors, officers and staff members may solicit proxies personally or by telephone, facsimile, e-mail or other means but will not receive additional compensation for doing so.

If you are the beneficial owner, but not the record holder, of shares of our Class A Stock, your broker, custodian or other nominee may only deliver one copy of this proxy statement and our 2019 Annual Report to multiple shareholders who share an address unless we have received contrary instructions from one or more of such shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2019 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of this proxy statement and 2019 Annual Report, now or in the future, or who wishes to receive directions to the 2020 Annual Meeting, should submit this request by writing to our Secretary at Associated Capital Group, Inc., 191 Mason Street, Greenwich, CT 06830 or by calling our Secretary at (203) 629-9595. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, custodian or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

All shareholders and properly appointed proxy holders may attend the 2020 Annual Meeting. If you are a registered shareholder (i.e., you hold your shares in your name through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Associated Capital Group holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on Friday, May 1, 2020.  You will receive a confirmation of your registration by email after we receive your registration materials.  Requests for registration should be directed to us at the following:

By email:
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:
Computershare
Associated Capital Group, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

The Board has selected each of Douglas R. Jamieson, Kevin Handwerker and David L. Fitzgerald to act as proxies. When you sign and return your proxy card, you appoint each of Messrs. Jamieson, Handwerker and Fitzgerald as your representatives at the 2020 Annual Meeting. Unless otherwise indicated on the proxy, all properly executed proxies received in time to be tabulated for the 2020 Annual Meeting will be voted “FOR” the election of the nominees named below, “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm, and “FOR” the advisory vote on the named executive officer compensation and as the proxyholders may determine in their discretion with regard to any other matter properly brought before the meeting. You may revoke your proxy at any time before the 2020 Annual Meeting by delivering a letter of revocation to our Secretary at Associated Capital Group, Inc., 191 Mason Street, Greenwich, CT 06830, by properly submitting another proxy bearing a later date or by voting electronically. The last proxy you properly submit is the one that will be counted.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 5, 2020

This Notice, the Proxy Statement, and the 2019 Annual Report on Form 10-K are available free of charge on the following website: http://www.associated-capital-group.com/ir/SEC-Filings.aspx.

Associated Capital makes available free of charge through its website, at www.associated-capital-group.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, a link to its Current Reports on Form 8-K and amendments to such reports, as soon as reasonably practicable after such material is electronically filed with the Securities and Exchange Commission (“SEC”). Copies of certain of these documents may also be accessed electronically by means of the SEC’s home page at www.sec.gov.  Associated Capital also makes available on its website at http://www.associated-capital-group.com/ir/Corporate-Governance.aspx the charters for the Audit Committee, Compensation Committee, Governance Committee and Nominating Committee, as well as its Code of Business Conduct and Ethics and Corporate Governance Guidelines. Print copies of these documents are available upon written request to our Secretary at Associated Capital Group, Inc., 191 Mason Street, Greenwich, CT 06830.

SMALLER REPORTING COMPANY AND EMERGING GROWTH COMPANY

We are an “emerging growth company” under federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide certain of the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers and are subject to no requirements regarding the frequency with which such votes must be conducted.  Nevertheless, we voluntarily elected to conduct such a vote at the 2016 Annual Meeting and shareholders approved holding the vote on the compensation of our named executive officers every two years and such frequency was adopted by the Board.We will cease to be an emerging growth company, and, therefore, become ineligible to rely on the above exemptions, if we (a) have more than $1 billion in annual revenue in a fiscal year, (b) issue more than $1 billion of non-convertible debt over a three-year period or (c) become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur after: (i) we have filed at least one annual report; (ii) we have been an SEC-reporting company for at least 12 months; and (iii) the market value of our Class A Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s current directors are as follows (ages are as of March 31, 2020):

Name	Age	Position

Mario J. Gabelli	77	Executive Chairman
Marc Gabelli	51	Director
Daniel R. Lee	63	Director
Bruce M. Lisman	73	Director
Frederic V. Salerno	76	Director
Salvatore F. Sodano	64	Director
Elisa M. Wilson	47	Director
Douglas R. Jamieson	65	Director, Chief Executive Officer and President

The Company’s Amended and Restated Bylaws provide that the Board shall consist of not less than three nor more than twelve directors, the exact number thereof to be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the members then in office. The Board has fixed the number of directors to be elected at the 2020 Annual Meeting at eight.

Our Nominating Committee recommended, and the Board approved, the nomination of each of the current directors, to hold office until the 2021 Annual Meeting or until their respective successors are duly elected and qualified.  Directors who receive a plurality of the votes cast at the 2020 Annual Meeting shall be elected.  Each of the nominees  has consented to being named in the proxy statement and to serve if elected.

All properly executed proxies received in time to be tabulated for the 2020 Annual Meeting will be voted “FOR” the election of the nominees named above, unless otherwise indicated on the proxy. If any nominee becomes unable or unwilling to serve between now and the 2020 Annual Meeting, your proxies may be voted FOR the election of a replacement designated by the Board.

The following are brief biographical sketches of the eight nominee directors, including their principal occupations at present and for the past five years, as of March 31, 2020. Unless otherwise noted, the nominee directors have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.

The Board believes that each of the nominee directors possesses the necessary attributes, skills, qualifications and experience that are appropriate for them to serve as a director of the Company.  Our directors have held senior positions as leaders of various entities, demonstrating their ability to perform at the highest levels.  The expertise and experience of our directors enable them to provide broad knowledge and sound judgment concerning the issues facing the Company.

Nominee Director Biographies

The Board has proposed all of the following as nominees:

Mario J. Gabelli has served as the Company’s Executive Chairman since the spin-off transaction from GAMCO Investors, Inc. (“GAMCO”) was completed on November 30, 2015. In addition, Mr. Gabelli served as the Chief Executive Officer of the Company until November 2016. Mr. Gabelli has also served as Chairman, Chief Executive Officer, Chief Investment Officer—Value Portfolios and a director of GAMCO since November 1976. In connection with those responsibilities, he serves as director or trustee of registered investment companies managed by GAMCO and its affiliates. Mr. Gabelli also serves as the Chief Executive Officer and Chief Investment Officer of the Value Team of GAMCO Asset Management Inc., GAMCO’s wholly-owned subsidiary. Mr. Gabelli was a portfolio manager for Teton Advisors, Inc. (“Teton”) from 1998 to February 2017. Teton is an asset management company which was spun-off from GAMCO in March 2009. Mr. Gabelli has served as Chairman of LICT Corporation (“LICT”), a public company engaged in broadband transport and other communications services, from 2004 to the present and has been the Chief Executive Officer of LICT since December 2010. He has also served as a director of CIBL, Inc. (“CIBL”), a public holding company that was spun-off from LICT in 2007, from 2007 to the present, and as the Chairman of Morgan Group Holding Co., a public holding company, from 2001 to the present. Mr. Gabelli was the Chief Executive Officer of Morgan Group Holding Co. from 2001 to November 2012. He served as a director of ICTC Group, Inc. (“ICTC”), a rural telephone company serving southeastern North Dakota, from July 2013 to October 2018. In addition, Mr. Gabelli is the Chief Executive Officer, a director and the controlling shareholder of GGCP, Inc. (“GGCP”) a private company which owns a majority of the Associated Capital Class B Stock through GGCP Holdings, LLC (“Holdings”) a subsidiary of GGCP, and the President of MJG Associates, Inc., which acts as an investment manager of various investment funds and other accounts. Mr. Gabelli serves as Overseer of the Columbia University Graduate School of Business and as a Trustee of Boston College and Trustee of Roger Williams University. He also serves as Director of The Winston Churchill Foundation, The E. L. Wiegand Foundation, The American-Italian Cancer Foundation and The Foundation for Italian Art & Culture. He is also Chairman of the Gabelli Foundation, Inc., a Nevada private charitable trust. Mr. Gabelli also serves as Co-President of Field Point Park Association, Inc.

The Board believes that Mr. Gabelli’s qualifications to serve on the Board include his over forty years of experience with the Company and its predecessors; his control of the Company through his ownership of the majority shareholder and his position as Executive Chairman of the Company.

Marc Gabelli Mr. Gabelli served as President of the Company from its formation until November 2016 and as a director since May 2017. He also served as a director of GAMCO Investors, Inc. from November 2014 until May 2016, the period prior to the Company’s NYSE listing.  Mr. Gabelli has served as President of the Company’s control parent company GGCP since 1999, and as a director since 1994.  Mr. Gabelli is also Chairman of Teton Advisors, Inc. (TETA:OTC) since January 2018, and LGL Group (LGL:MYSE MKT)  since 2017, , Chairman of Gabelli Merger Plus+ Trust PLC (GMP:LSE) since 2017.  Mr. Gabelli has been Co-Chief Executive Officer of Gabelli Securities International Ltd. since 1994, Managing Partner of Horizon Research of New Delhi India since 2012 and Director and Managing Partner of Swiss based GGCP and GAMA Funds Holdings GmbH since 2010. He is also Chairman and Chief Executive of Gabelli & Partners Italia S.r.L. and Gabelli Value for Italy S.p.A.(VALU:IM), a Milan stock exchange listed special purpose acquisition corporation since 2018 and LGL Systems Acquisition Corp., a special purpose acquisition corporation listed on the New York Stock Exchange since November 2019.  As a fund manager since 1990, Mr. Gabelli’s focus is global value investments with portfolio assignments including alternative and traditional asset management.  He manages alternative investment portfolios and the group’s investment companies trading on the London Stock Exchange. He has managed several Morningstar five star mutual funds, and a Lipper #1 ranked global equity mutual fund.  In corporate matters, he assisted on group restructurings, including GAMCO’s initial public offering and the subsequent formation of the Company.  He built the hedge fund platform of the Company’s wholly-owned subsidiary, Gabelli & Partners, LLC, and expanded the business internationally, opening the GAMCO London and Tokyo offices. In 2001, he also formed and served as General Partner of OpNet Partners, a Gabelli venture capital fund focused on optical networking technologies.  He is also a Director of LICT Corporation (LICT:OTC).  Mr. Gabelli is active in a variety of charitable educational efforts in the United States, Europe and the United Kingdom.

Mr. Gabelli began his career in equity research and arbitrage for Lehman Brothers International. He is a member of the New York Society of Security Analysts.  He received an M.B.A. from the Massachusetts Institute of Technology and is a graduate of Harvard University with a Master’s degree in Government, and a B.A. from Boston College with a Bachelor’s degree in economics.  Marc Gabelli is a son of Mario J. Gabelli

The Board believes that Mr. Gabelli’s qualifications to serve on our Board include his extensive knowledge of our business and industry, and his financial and leadership expertise as an executive of various investment firms.

Douglas R. Jamieson has served as President and Chief Executive Officer of the Company since November 2016 and as a director since May 2017. He served as President and Chief Operating Officer of GAMCO from August 2004 to November 2016. He has served as a director of GAMCO Asset Management Inc., a wholly-owned subsidiary of GAMCO, since 1991, as its President and Chief Operating Officer since 2004, and as its Executive Vice President and Chief Operating Officer from 1986 to 2004. Mr. Jamieson also serves as President and a director of Gabelli & Company Investment Advisers, Inc. (f/k/a Gabelli Securities, Inc., “GCIA”), a wholly-owned subsidiary of the Company, a director of Gabelli Securities International (UK) Ltd., a wholly owned subsidiary of the Company, and a director of GAMCO Asset Management (UK) Ltd., a wholly-owned subsidiary of GAMCO. Mr. Jamieson served on the Board of Teton from 2005 through 2010. Mr. Jamieson also serves as a director of several investment funds that are managed by GCIA. Mr. Jamieson was a securities analyst with the predecessor of G.research, LLC (“G.research”), a broker-dealer and indirect majority-owned subsidiary of the Company, from 1981 to 1986. He was a director of GGCP from December 2005 through December 2009, and served as an advisor to the GGCP board through 2010.

The Board believes that Mr. Jamieson’s qualifications to serve on our Board include his business experience, his financial expertise, his experience serving as an executive officer of our Company and his investment experience.

Daniel R. Lee has been a director of the Company since the spin-off transaction from GAMCO was completed on November 30, 2015. Mr. Lee served as a director of GCIA from August 2012 until August 2016 and as a director of Lynch Interactive Corporation from 2000 to 2005 and again from January 2010 to July 2013. He has also served in a number of senior executive and financial positions over the course of a long and distinguished business career. Mr. Lee is currently the Chief Executive Officer, President and a director of Full House Resorts, Inc., a developer and manager of gaming properties headquartered in Las Vegas, NV. He has held these positions since December 2014. Previously, he served as Chairman and Chief Executive Officer of F.P. Holdings, LP, the owner and operator of The Palms Casino Resort in Las Vegas, NV, from September 2013 to July 2014. Prior to that, he was Managing Partner of Creative Casinos, LLC, a casino developer and operator that he sold. He also served as Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc., an owner and operator of gaming entertainment properties, from 2002 to 2009 during which time it was a New York Stock Exchange listed company. He held the positions of Chief Financial Officer, Treasurer and Senior Vice President-Finance of Mirage Resorts, Inc., from 1992 to 1999. Previously, he was a Managing Director of a major brokerage firm and was a Chartered Financial Analyst. Mr. Lee served as a director of ICTC from June 2015 until December 2016 and as a director of LICT from 2000 to 2005 and again from January 2010 to July 2013. Mr. Lee also served as a director of Myers Industries Inc. (“Myers”, NYSE: MYE), a diversified manufacturing company focusing on polymer products and wholesale distribution from May 2013 to May 2015 and from May 2016 to May 2018.

The Board believes that Mr. Lee’s substantial financial experience and expertise, his experience in the financial services industry, and his executive management experience as CEO of a large public corporation make him well-qualified to serve on the Company’s board.

Bruce M. Lisman has been a director of the Company since the spin-off transaction from GAMCO was completed on November 30, 2015. Mr. Lisman has served as a director of National Life Group, a mutual life insurance company with approximately $2 billion in revenues, since 2004. Mr. Lisman has also served as a director of PC Construction, an engineering and construction company with approximately $500 million in annual revenues, since August 2013. He has served on the board of directors of Myers since April 2015. In addition, he serves on the board of American Forests. Mr. Lisman was Research Director (1984 to 1987) and Co-Head of the Institutional Equity Division (1987 to 2008) for Bear Stearns Companies Inc. After Bear Stearns was acquired by JP Morgan Chase & Co. (NYSE: JPM) in 2008, he became Chairman of JP Morgan’s Global Equity Division, retiring in 2009. He previously served on the boards of Merchants Bancshares (NasdaqGS:MBVT) from 2005 to 2016 and The Pep Boys – Manny, Moe & Jack (NYSE: PBY) from 2015 until 2016 when it was sold and on the boards of the Hewitt School, Pace University, Shelburne Museum, and the Vermont Symphony Orchestra. Mr. Lisman graduated from the University of Vermont in 1969 and also served as its Chair for two years.

The Board believes that Mr. Lisman’s qualifications to serve on our Board include his extensive board experience as a chair, vice chair, and committee chair/member in a broad range of businesses and civic organizations, in addition to his experience serving as an executive officer and his investment experience.

Frederic V. Salerno has been a director of the Company since February 2017.  Mr. Salerno is the former Vice Chairman of Verizon Communications, Inc. (“Verizon”). Before the merger of Bell Atlantic and GTE Corporation, Mr. Salerno was Senior Executive Vice President, Chief Financial Officer of Bell Atlantic and served in the Office of the Chairman from 1997 to 2001. Prior to joining Bell Atlantic, he served as Executive Vice President and Chief Operating Officer of New England Telephone from 1985 to 1987, President and Chief Executive Officer of New York Telephone from 1987 to 1991 and Vice Chairman, Finance and Business Development at NYNEX from 1991 to 1997.  Mr. Salerno is also the Chairman of the Board of Directors of GGCP. Mr. Salerno currently serves as non-executive chairman of Akamai Technologies, Inc., as Lead Director of Intercontinental Exchange, Inc. and as a director of the Madison Square Garden Company (NYSE:MSG).  He also previously served as a board member of National Fuel Gas Company, Popular, Inc., Viacom, CBS and Florida Community Bank.

The Board believes that Mr. Salerno’s qualifications to serve on the Board include his former position as Vice Chairman of Verizon and his past and current positions as a director of other public and private companies and charitable organizations.

Salvatore F. Sodano has been a director of the Company since the spin-off transaction from GAMCO was completed on November 30, 2015. Mr. Sodano has served as Vice Chairman at Broadridge Financial Solutions since June 2016, where he leads Broadridge Advisor Solutions (“BAS”). BAS provides enterprise and advisor digital marketing, communications, data aggregation and analytics to the wealth management industry. Mr. Sodano has served as chairman and chief executive officer of Worldwide Capital Advisory Partners, LLC (“Worldwide Capital”) since April 2013. Worldwide Capital provides research and advisory services on corporate finance and investment activities, management, operations and technology matters. Since October 2012, Mr. Sodano has also served as a senior advisor to the chief executive officer of Burke & Quick Partners, where he previously served as chairman of strategy and business development from October 2012 to August 2013. Mr. Sodano has served as Vice Chairman and a member of the board of directors of GCIA from September 2014 through August 2016 and has served as Chairman of the Audit Committee of the board of directors of GCIA from January 2015 through August 2016. In January 2015, Mr. Sodano also became Chairman of the Board of Directors and Chairman of the Executive Committee and the Executive Compensation Committee of Catholic Health Services, a 17,000-employee healthcare system. From June 2006 to June 2010, Mr. Sodano served as the Dean of the Frank G. Zarb School of Business at Hofstra University. Mr. Sodano also served as Chairman of Hofstra University’s Board of Trustees for the maximum three one-year terms from October 2002 through October 2005. From 1997 to 2004, Mr. Sodano held increasingly senior roles at the National Association of Securities Dealers, Inc. (the “NASD”) and its affiliated companies. Mr. Sodano was serving as Deputy Chief Operating Officer and Chief Financial Officer of the NASD in 1998 when it acquired the American Stock Exchange (the “AMEX”). From 1999 to 2000, Mr. Sodano simultaneously served as Chairman and Chief Executive Officer of the AMEX and Chief Operating Officer and Chief Financial Officer of the NASD. He served as a member of the Board of Governors of the NASD from 1999 to 2004. Mr. Sodano was appointed Vice Chairman of the NASD Board of Governors in 2000, at which point he relinquished his role as Chief Operating Officer and Chief Financial Officer of the NASD. Mr. Sodano served as Vice Chairman of the NASD Board of Governors and Chairman and Chief Executive Officer of the AMEX until it was sold in 2004. He remained Chairman of the AMEX until he retired in 2005. Mr. Sodano has been the Sorin Distinguished Teaching Fellow at the Frank G. Zarb School of Business at Hofstra University and is currently an adjunct Full Professor.

The Board believes that Mr. Sodano’s qualifications to serve on our Board include his business and academic experience, his financial expertise, including his audit committee experience, his experience as a member of the GCIA board of directors and as Chairman of the GCIA Audit Committee.

Elisa M. Wilson has served as a director of GAMCO since February 2009, a director of GGCP since January 2019, and a director of the Company since February 2019. Ms. Wilson is the President and a trustee of the Gabelli Foundation, Inc., a Nevada private charitable trust.  She also serves as a director of the Breast Cancer Alliance and she is a member of the Board of Regents of Boston College.  Ms. Wilson earned a B.A. from Boston College and an M.A., Ed.M. from Columbia University. Ms. Wilson is the daughter of Mario J. Gabelli.

The Board believes that Ms. Wilson’s qualifications to serve on our Board include her extensive knowledge of our business and industry, and her broad experience on the boards of both financial and charitable institutions.

Recommendation

The Board recommends that shareholders vote “FOR” all of the nominees to our Board.

Vote Required

Nominees who receive a plurality of the votes cast will be elected to serve as directors of the Company until the 2021 Annual Meeting or until their successors are duly elected and qualified. Withheld votes and broker non-votes, if any, will have no effect on the outcome of this proposal. Shareholders who return a signed proxy card but do not indicate how they wish to vote on Proposal 1 will be deemed to have voted “FOR” all nominees.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accountants. In accordance with our governance documents, the Board believes that this proposal is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board on an important issue of corporate governance. In the event that the shareholders do not approve the selection of D&T, the Audit Committee will reconsider the selection of D&T. Ultimately, however, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent auditors, whether or not the Company’s shareholders ratify the appointment.

For additional information regarding the selection of D&T as the Company’s independent registered public accountants, please see the section captioned Independent Registered Public Accounting Firm on page 26.

Recommendation

The Board recommends that shareholders vote “FOR” ratification of D&T as the Company’s independent registered public accountants for the year ended December 31, 2020.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on the proposal. Shareholders who return a signed proxy card but do not indicate how they wish to vote on Proposal 2 will be deemed to have voted “FOR” Proposal 2. Broker non-votes, if any, will have no effect on the outcome of this proposal. Abstentions, if any, will have the same effect as a vote against this proposal.

PROPOSAL 3

ADVISORY VOTE ON THE NAMED EXECUTIVE OFFICER COMPENSATION

As an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. However, the Company has voluntarily elected to provide shareholders with the opportunity to cast such votes every two years.

The Company’s goal for its executive compensation program is to attract, motivate and retain talented persons. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program satisfies this goal and is strongly aligned with the long-term interests of its shareholders.

The Company requests shareholders’ approval of the compensation of the Company’s named executive officers as disclosed elsewhere in this proxy statement, pursuant to SEC compensation disclosure rules.

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinion expressed by shareholders on this proposal and will consider the outcome of the vote when making future compensation decisions for the named executive officers.

Recommendation

The Board recommends that shareholders vote “FOR” the compensation of the Company’s named executive officers’ compensation.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on the proposal. Shareholders who return a signed proxy card but do not indicate how they wish to vote on Proposal 3 will be deemed to have voted “FOR” Proposal 3. Broker non-votes, if any, will have no effect on the outcome of this proposal. Abstentions, if any, will have the same effect as a vote against this proposal.

CORPORATE GOVERNANCE

Associated Capital continually strives to maintain the highest standards of ethical conduct: reporting results with accuracy and transparency and maintaining full compliance with the laws, rules and regulations that govern the Company’s businesses. The Company is active in ensuring that its governance practices continue to serve the interests of its shareholders and remain at the leading edge of best practices.

Determination of Director Independence

The Board has established guidelines which it uses in determining director independence and that are based on the director independence standards of the New York Stock Exchange. A copy of these guidelines can be found as Annex A. These guidelines are also attached to the Board’s Corporate Governance Guidelines, which are available at the following website: http://www.associated-capital-group.com/ir/Corporate-Governance.aspx. A copy of these guidelines may also be obtained upon request from our Secretary.

In making its determination of independence with respect to Messrs. Lee and Lisman, the Board considered that from time to time, investment advisory affiliates of GAMCO have nominated and may continue to nominate them to the boards of directors of public companies.  In making its determination of independence with respect to Messrs. Sodano, Salerno and Lee, the Board considered Mr. Salerno’s service on the board of directors of GGCP and Mr. Sodano’s and Mr. Lee’s former service on the board of directors of GCIA.

With respect to these relationships, the Board considered Messrs. Lee’s, Lisman’s, Salerno’s and Sodano’s lack of economic dependence on the Company and other personal attributes that need to be possessed by independent-minded directors. Based on these guidelines and considerations, the Board concluded that the foregoing directors were independent and determined that none of them had a material relationship with us which would impair his ability to act as an independent director.

The table below sets forth certain information regarding the current directors that serve on our Committees.

Name	Audit Committee	Governance Committee	Compensation Committee	Nominating Committee
Mario J. Gabelli				X (Chair)
Frederic V. Salerno	X	X	X (Chair)	X
Daniel R. Lee		X	X
Bruce M. Lisman	X	X (Chair)
Salvatore F. Sodano	X (Chair)

Committee assignments for 2020 will be made after the annual election of directors.

The Board’s Role in the Oversight of Risk

The Board’s oversight of risk is administered directly through the Board, as a whole, or through its Committees. Various reports and presentations regarding risk management are presented to the Board including the procedures that the Company has adopted to identify and manage risk. Each of the Board’s Committees addresses risks that fall within the Committee’s area of responsibility. For example, the Audit Committee is responsible for “overseeing the quality and objectivity of Associated Capital’s financial statements and the independent audit thereof.” The Audit Committee reserves time at each of its quarterly meetings to meet with the Company’s independent registered public accounting firm outside of the presence of the Company’s management. The Director of Internal Audit also is significantly involved in risk management evaluation and designs the Company’s internal audit programs to take account of risk evaluation and work in conjunction with the Company’s principal financial officer. The Director of Internal Audit reports directly to the Company’s Audit Committee.

Relationship of Compensation and Risk

The Compensation Committee of the Board works with the Executive Chairman and Chief Executive Officer and President in reviewing the significant elements of the Company’s compensation policies and programs for all staff. They evaluate the intended behaviors each program is designed to incentivize to ensure that such policies and programs are appropriate for the Company.

The Board and Committees

During 2019, there were seven meetings of the Board. Our Board has an Audit Committee, a Compensation Committee, a Governance Committee and a Nominating Committee. We are deemed to be a “controlled company” as defined by the corporate governance standards of the New York Stock Exchange because GGCP holds more than 50% of the voting power of the Company. As a result, we are exempt from the corporate governance standards of the New York Stock Exchange requiring that a majority of the Board be independent and that all members of the Governance, Nominating and Compensation Committees be independent. While the Company is a controlled company, the Board nevertheless is currently comprised of a majority of independent directors.

At least once each year, our independent directors meet in a separate executive session. Mr. Salerno serves as lead independent director and chairs the meetings of our non-management and independent directors.

The Audit Committee regularly meets with our independent registered public accounting firm to ensure that satisfactory accounting procedures are being followed and that internal accounting controls are adequate, reviews fees charged by the independent registered public accounting firm and selects our independent registered public accounting firm. Messrs. Lisman, Salerno and Sodano, each of whom is an independent director as defined by the corporate governance standards of the New York Stock Exchange and the Company’s guidelines as set forth in Annex A, are members of the Audit Committee. The Board has determined that Mr. Sodano meets the standards of an “audit committee financial expert,” as defined by the applicable securities regulations. The Audit Committee met five times during 2019. A copy of the Audit Committee’s charter is posted on our website at http://www.associated-capital-group.com/ir/Corporate-Governance.aspx. A shareholder may also obtain a copy of the charter upon written request from our Secretary delivered to our principal executive office.

The Compensation Committee reviews the amounts paid to the Executive Chairman for compliance with the terms of his employment agreement and generally reviews benefits and compensation for the other executive officers, including the Chief Executive Officer. It also administers our Stock Award and Incentive Plan. Messrs. Lee and Salerno, each of whom is an independent director, are the members of the Compensation Committee. The Compensation Committee does not have a formal policy regarding delegation of its authority. The Compensation Committee met once during 2019. A copy of the Compensation Committee’s charter is posted on our website at http://www.associated-capital-group.com/ir/Corporate-Governance.aspx. A shareholder may also obtain a copy of the charter upon written request from our Secretary delivered to our principal executive office.

The Governance Committee advises the Board on governance policies and procedures. Messrs. Lee, Lisman and Salerno, each of whom is an independent director, are the members of the Governance Committee. The Governance Committee held one meeting during 2019. A copy of the Governance Committee’s charter is posted on our website at http://www.associated-capital-group.com/ir/Corporate-Governance.aspx. A shareholder may also obtain a copy of the charter upon written request from our Secretary delivered to our principal executive office.

The Nominating Committee advises the Board on the selection and nomination of individuals to serve as directors of the Company. Nominations for director, including nominations for director submitted to the committee by shareholders, are evaluated according to our needs and the nominee’s knowledge, experience and background. Mr. Mario Gabelli and Mr. Salerno are the members of the Nominating Committee. Mr. Mario Gabelli is not an independent director as defined by the corporate governance standards of the Company. A copy of the Nominating Committee’s charter is posted on our website at http://www.associated-capital-group.com/ir/Corporate-Governance.aspx. A shareholder may also obtain a copy of the charter upon written request from our Secretary delivered to our principal executive office.

The Nominating Committee has adopted the following policy regarding diversity: When identifying nominees as directors, the Committee will have a bias to have diverse representation of candidates who serve or have served as chief executive officers or presidents of public or private corporations or entities that are either for-profit or not-for-profit. In accordance with its charter, the Nominating Committee will review the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a change in status, including but not limited to an employment change, and recommend whether or not the director should be re-nominated. The Nominating Committee will review annually with the Board the composition of the Board as a whole and recommend, if necessary, measures to be taken.

Consideration of Director Candidates Recommended by Shareholders

Except as set forth in the Company’s Amended and Restated Bylaws, the Nominating Committee does not have a formal policy regarding the recommendation of director candidates by shareholders. The Board believes it is appropriate not to have such a policy because GGCP holds the majority of the voting power. Nevertheless, the Nominating Committee will consider appropriate candidates recommended by shareholders. Under the process described below, a shareholder wishing to submit such a recommendation should send a letter to our Secretary at 191 Mason Street, Greenwich, CT 06830. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications and otherwise comply with the requirements of our Amended and Restated Bylaws. At a minimum, candidates recommended for election to the Board must meet the independence standards of the New York Stock Exchange as well as any criteria used by the Nominating Committee. The Nominating Committee will consider and evaluate candidates recommended by shareholders in the same manner as it considers candidates from other sources. Acceptance of a recommendation does not imply that the committee will ultimately nominate the recommended candidate.

Process for the Consideration of Director Candidates Nominated by Shareholders and of Business Proposed by Shareholders

Associated Capital’s Amended and Restated Bylaws set forth the processes and advance notice procedures that shareholders of Associated Capital must follow, and specifies additional information that shareholders of Associated Capital must provide, when proposing director nominations at any annual or special meeting of Associated Capital’s shareholders or other business to be considered at an annual meeting of shareholders. Generally, the Company’s Amended and Restated Bylaws provide that advance notice of shareholder nominations or proposals of business be provided to Associated Capital not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the preceding annual meeting of shareholders. For the 2021 annual meeting of shareholders therefore, such notice of nomination or other business must be received at Associated Capital’s principal executive offices between January 5, 2020 and February 4, 2020.

Article III, Paragraph 8 of Associated Capital’s Amended and Restated Bylaws sets out the procedures a shareholder must follow in order to nominate a candidate for Board membership. For these requirements, please refer to the Amended and Restated Bylaws as of November 19, 2015, filed with the SEC on November 25, 2015, as Exhibit 3.2 to a Current Report on Form 8-K.

Director Attendance

During 2019, all of the directors attended at least 75% of the meetings of the Board and the Board committees of which he was a member, except for two of our directors who attended 60%. Messrs. Mario J. Gabelli, Marc Gabelli, Jamieson and Sodano attended our 2019 annual meeting of shareholders. We do not have a policy regarding directors’ attendance at our annual meetings.

Compensation of Directors

Neither Mr. Mario Gabelli nor Mr. Jamieson received compensation for serving as a director of the Company in 2019. All directors, other than Mr. Mario Gabelli and Mr. Jamieson, receive annual cash retainers and meeting fees as follows:

Board Member	$60,000
Audit Committee Chairman	20,000
Compensation Committee Chairman	12,000
Governance Committee Chairman	12,000
Attendance per Board Meeting	5,000
Attendance per Audit Committee Meeting	4,000
Attendance per Compensation and Governance Committees Meeting	3,000

Director Compensation Table for 2019

The following table sets forth fees, awards, and other compensation paid to or earned by our directors in 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a) (b)	Option Awards ($) (n)	Total ($)

Non-executive directors:*
Daniel R. Lee	104,000	-0-	-0-	104,000
Bruce M. Lisman	135,000	-0-	-0-	135,000
Frederic V. Salerno	132,000	-0-	-0-	132,000
Salvatore F. Sodano	131,000	-0-	-0-	131,000
Elisa M. Wilson	74,167	-0-	-0-	74,167

Executive directors:
Marc Gabelli	80,000	-0-	-0-	80,000

(a)
There were no AC phantom or other restricted stock awards granted to any non-executive directors or Mr. Marc Gabelli during 2019. See the Summary Compensation Table for 2019 and footnotes on page 17 for information on Mr. Mario Gabelli’s and Mr. Jamieson’s compensation and Certain Relationships and Related Transactions – Employment on page 24 for information on Mr. Marc Gabelli’s compensation. Also see Outstanding Equity Awards at December 31, 2019 on page 19 for information on Mr. Jamieson’s phantom restricted stock awards.

(b)	There were no AC phantom or other restricted stock awards or option awards outstanding to any non-executive directors or Mr. Marc Gabelli at December 31, 2019.

*	Table excludes $24,099 paid to Richard Bready whose tenure as a director ended on May 7, 2019.

Communications with the Board

Our Board has established a process for shareholders and other interested parties to send communications to the Board. Shareholders or other interested parties who wish to communicate with the Board, the non-management or independent directors, or a particular director may send a letter to our Secretary at Associated Capital Group, Inc, 191 Mason Street, Greenwich, CT 06830. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Code of Business Conduct

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our officers, directors and staff members with additional requirements for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct is posted on our website at http://www.associated-capital-group.com/ir/Corporate-Governance.aspx. Any shareholder may also obtain a copy of the Code of Conduct upon request. Shareholders may address a written request for a printed copy of the Code of Conduct to our Secretary at Associated Capital Group, Inc., 191 Mason Street, Greenwich, CT 06830. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our website.

Employee, Officer and Director Hedging

Pursuant to our policies and procedures for transacting in Company securities, all employees, including our named executive officers, are prohibited from engaging in any transaction intended to hedge or minimize losses in the Company’s securities, including engaging in transactions in puts, calls, or other derivatives of the Company’s securities or short-selling the Company’s securities or “selling against the box” (i.e., failing to deliver sold securities).

Transactions with Related Persons

Our Board has adopted written procedures governing the review, approval or ratification of any transactions with related persons required to be reported in this proxy statement. The procedures require that all related party transactions, other than certain pre-approved categories of transactions, be reviewed and approved by our Governance Committee or the Board. Under the procedures, directors may not participate in any discussion or approval by the Board of related party transactions in which they or a member of their immediate family is an interested person, except that they shall provide information to the Board concerning the transaction. Only transactions that are found to be in the best interests of the Company will be approved.

Currently, we have a number of policies and procedures addressing conflicts of interest. Our Code of Conduct addresses the responsibilities of our officers, directors and staff to disclose conflicts of interest to our Legal/Compliance Department, which determines whether the matter constitutes a related party transaction that should be reviewed by our Governance Committee or Board. Generally, matters involving employer-employee relationships including compensation and benefits, ongoing arrangements that existed prior to our spin-off from GAMCO on November 30, 2015 and financial service relationships, including investments in our investment partnerships, are not presented for review, approval or ratification by our Governance Committee or Board.

Furthermore, our Amended and Restated Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a “Transaction”) between Associated Capital and:

(i)
Mario J. Gabelli, any member of his immediate family who is at the time an officer or director of Associated Capital and any entity in which one or more of the foregoing beneficially owns a controlling interest of the outstanding voting securities or comparable interests (each, a “Gabelli”);

(ii)	any customer or supplier;

(iii)	any entity in which a director of Associated Capital has a financial interest (a “Related Entity”); or

(iv)	one or more of the directors or officers of Associated Capital or any Related Entity;

will be voidable solely because any of the persons or entities listed in (i) through (iv) above are parties thereto, if the standard specified below is satisfied.

Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of the Board or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified below is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, the directors and officers of Associated Capital or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person’s conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to Associated Capital and its shareholders with respect to such Transaction, if any of the following four requirements are met:

(i)
the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board or the committee thereof that authorizes the Transaction, and the Board or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors of the Board or such committee, even if the disinterested directors represent less than a quorum;

(ii)
the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of voting stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding voting stock not owned by such Gabelli or such Related Entity, voting together as a single class;

(iii)
the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors of the Board or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

(iv)	the Transaction is fair to Associated Capital as of the time it is approved by the Board, a committee thereof or the shareholders of Associated Capital.

For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

Our Amended and Restated Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, will be deemed to be entirely fair to Associated Capital and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to Associated Capital and its shareholders. In addition, our Amended and Restated Certificate of Incorporation provides that a Gabelli will not be liable to Associated Capital or its shareholders for breach of any fiduciary duty that a Gabelli may have as a director of Associated Capital by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and Associated Capital.

A description of certain related party transactions appears under the heading Certain Relationships and Related Transactions on pages 21 to 25 of this proxy statement.

INFORMATION REGARDING NAMED EXECUTIVE OFFICERS

Introduction

We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws. As an emerging growth company and a smaller reporting company, we are providing compensation information pursuant to the reduced disclosure obligations applicable to emerging growth companies and smaller reporting companies.

Named Executive Officers

As an emerging growth company and a smaller reporting company, our “named executive officers” for the 2019 fiscal year are (i) our principal executive officer, (ii) our two other most highly compensated executive officers other than our principal executive officer at the end of the 2019 fiscal year, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to (ii) above but for the fact that the individual was not serving as an executive officer at the end of the 2019 fiscal year. The named executive officers of the Company as of March 31, 2020 are as follows (ages are as of that date):

Name	Age	Position
Douglas Jamieson	65	Chief Executive Officer and President
Kenneth D. Masiello	60	Chief Accounting Officer
Kevin Handwerker	63	Executive Vice President, General Counsel and Secretary

Biographical information for Mr. Jamieson appears under Proposal 1- Election of Directors above. Brief biographical information for Messrs. Masiello and Handwerker is set forth below:

Kenneth D. Masiello has served as the Company’s Chief Accounting Officer since March 2019.  Previously, Mr. Masiello held positions at GE Capital since 1999, most recently as Controller with GE Equity from 2010 to 2017, where he had financial regulatory responsibilities for the alternative asset portfolio.  Prior to GE Capital, Mr. Masiello worked at AIG Global Investment Group from 1996 to 1999 as a FinOp for its investment advisory business that managed LatAm and Asia Infrastructure funds.  Mr. Masiello began his career in public accounting within the broker-dealer business at Oppenheim Apple Dixon from 1986 to 1990 and subsequently joined Ernst and Young in its financial services practice from 1990 to 1995.  Mr. Masiello became a Certified Public Accountant in 1983.  Mr. Masiello earned a B.B.A. in Accounting from Siena College.

Kevin Handwerker has served as Executive Vice President, General Counsel and Secretary of the Company since December 2015. Mr. Handwerker has also served as Executive Vice President, General Counsel and Secretary of GAMCO since November 2013. Mr. Handwerker was Managing Director at Neuberger Berman LLC from 2000 through October 2013. Previously, Mr. Handwerker held senior positions in National Financial Partners Corp. and J.P. Morgan Investment Management Inc. He began his law career at Shearman & Sterling LLP, representing financial institutions and other entities in public and private financings, mergers and acquisitions and merchant banking transactions. Mr. Handwerker received his J.D. from Fordham University School of Law after earning his B.S. in Accounting, summa cum laude, from the State University of New York at Albany.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2019

The following table sets forth the cash and non-cash compensation for fiscal years ended 2018 and 2019 paid to or earned by our Executive Chairman and named executive officers for services rendered to the Company. The compensation paid to our named executive officers for the fiscal years set forth below is not necessarily indicative of how we will compensate our named executive officers in future years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (a) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mario J. Gabelli	2019	-0-	-0-	-0-	-0-	5,719,608	5,719,608
Executive Chairman	2018	-0-	-0-	-0-	-0-	405,776	405,776	(b)

Douglas R. Jamieson	2019	300,000	651,694	-0-	-0-	311,030	1,262,724
Chief Executive Officer and President	2018	400,000	550,000	494,200	-0-	186,320	1,630,520	(c)

Agnes Mullady	2019	150,000	251,029	-0-	-0-	250,000	651,029
Executive Vice President(e)	2018	150,000	150,000	211,800	-0-	250,000	761,800

Kenneth D. Masiello	2019	157,692	50,000	-0-	-0-	-0-	207,692
Chief Accounting Officer (from March 2019)	2018	-0-	-0-	-0-	-0-	-0-	-0-

Kevin Handwerker	2019	250,000	125,000	-0-	-0-	2,632	377,632
Executive Vice President, General Counsel and Secretary	2018	175,000	175,000	105,900	-0-	2,250	458,150	(d)

(a)
Messrs. Jamieson and Handwerker were granted 14,000 and 3,000 phantom stock awards during 2018, respectively. Ms..Mullady was granted 6,000 phantom stock awards during 2018.  The amounts reported reflect the grant date award value as determined pursuant to Accounting Standard Codification Topic 718.

(b)	Mr. Mario Gabelli received no fixed salary or bonus in 2019 or 2018. All other compensation consisted of the following:

	Incentive Management Fee of Associated Capital* ($)	Portfolio Manager and Other Variable Remuneration ($)*	Perquisites ($)	Total Remuneration ($)
2019	5,138,172	581,436	-0-	5,719,608
2018	-0-	405,776	-0-	405,776

* As described in the Employment Agreements section below.

Incentive Management Fee in the table above is net of reallocation to other employees. Portfolio Manager and Other Variable Remuneration relates to fees earned for acting as portfolio and relationship manager of investment partnerships.

(c)
All other compensation represents compensation as the relationship manager for certain client accounts. Mr. Jamieson earned $3,663,095 and $3,130,843 for 2018 and 2019, respectively, in connection with services provided to GAMCO that is not reflected in the table above.

(d)
All other compensation represents payments in lieu of health insurance. Mr. Handwerker earned $553,055 and $444,464 for 2018 and 2019, respectively, in connection with services provided to GAMCO that is not reflected in the table above.

(e)
Ms. Mullady is taking a one-year sabbatical, which commenced on January 1, 2020, from her role as Executive Vice President of the Company. Ms. Mullady’s all other compensation in 2019 and 2018 represents her allocation of $250,000 each year of the incentive-based management fee (10% of AC’s pre-tax profits) by Mr. Gabelli as described in in footnote (b) above. The 2019 and 2018 amounts reported in the above table for Ms. Mullady’s total compensation exclude $862,471 and $760,000 earned by Ms. Mullady for services rendered to GBL and $115,020 and $250,040 of grant date fair value of GBL RSAs granted to her for services rendered to GBL, respectively.

Employment Agreements.

Mr. Mario J. Gabelli is currently the only named executive who has an employment agreement with the Company.

On November 30, 2015, Mr. Gabelli entered into the Employment Agreement with the Company, which was approved by the Company’s shareholders on November 12, 2015 and which limits his activities outside of the Company. The Employment Agreement had a three-year initial term with an automatic extension for an additional year on each anniversary of its effective date unless either party gives written notice of termination at least 90 days in advance of the expiration date. The Employment Agreement provides that Mr. Gabelli may not provide investment management services for compensation other than in his capacity as an officer or employee of AC, GAMCO, GGCP, LICT, CIBL, ICTC or Teton or their respective subsidiaries or affiliates except as to certain funds which were in existence at the time of the GAMCO initial public offering and which are subject to performance fee arrangements (collectively “Permissible Accounts”). Since the spin-off transaction, Mr. Gabelli served as a portfolio manager for various mutual funds and separately managed accounts managed by subsidiaries of GAMCO or Teton. The Employment Agreement permits Mr. Gabelli to serve as a director or officer of other entities, with or without compensation.

Mr. Gabelli (or, at his option, his designee) receives an Incentive Management Fee in the amount of 10% of our aggregate annual pre-tax profits, if any, as computed for financial reporting purposes in accordance with U.S. generally accepted accounting principles (before consideration of this fee) so long as he is providing services to the Company. Mr. Gabelli will be deemed to be “providing services” to the Company if he is providing any services to the Company, including, without limitation, services as a director, employee, portfolio manager, advisor or consultant. This Incentive Management Fee is subject to the Compensation Committee’s review at least annually for compliance with the terms of the Employment Agreement. The Employment Agreement may not be amended without the approval of the Compensation Committee and Mr. Gabelli.

Consistent with the practice of GAMCO since its inception in 1976, Mr. Gabelli also receives a percentage of revenues or net operating contribution, which are substantially derived from managing or overseeing the management of investment companies or partnerships, attracting investors for collective investment funds or partnership investments, attracting and/or managing separate accounts, providing investment banking services or otherwise generating revenues for the Company or its subsidiaries. Mr. Gabelli will be paid a percentage of the revenues or net operating contribution related to or generated by such business activities, in a manner and at payment rates as agreed to from time to time by Mr. Gabelli and the Company or the affected subsidiaries, which rates have been and generally will be the same as those received by other professionals in the Company or the affected subsidiaries performing similar services.

Dual Employees

In connection with our spin-off from GAMCO on November 30, 2015, we entered into a Transitional Administrative and Management Services Agreement with GAMCO. Pursuant to this agreement, certain employees perform services for both the Company and GAMCO. See Transitional Administrative and Management Services Agreement on page 22 for more information. The compensation paid to a dual employee is allocated between the companies based on the relative time spent working for each entity. Messrs. Mario J. Gabelli, Jamieson and Handwerker are dual employees; the footnotes to the Summary Compensation Table above provide information regarding their compensation paid by GAMCO.

Outstanding Equity Awards at December 31, 2019

The table below contains certain information concerning outstanding option awards at December 31, 2019 for our executive chairman and our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019

Name	Stock Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Mario J. Gabelli	-0-	-0-	-0-
Douglas R. Jamieson	8/8/2018	14,000	548,800
Agnes Mullady	8/8/2018	6000	235,200
Kenneth D. Masiello	-0-	-0-	-0-
Kevin Handwerker	8/8/2018	3,000	117,600

Thirty percent of the phantom stock awards granted in 2018 vest on the third anniversary of their grant.  The remaining seventy percent vest on the fifth anniversary of their grant.  Upon vesting, a participant is entitled to a payment in cash of the fair market value of one share of Class A Common Stock of the Company multiplied by the aggregate number of phantom restricted stock awards vesting on that date.  In addition, an amount equivalent to the cumulative dividends declared on shares of the Company’s Class A common stock during the vesting period will be paid to participants on vesting.

Certain dual employees may hold GAMCO restricted stock awards (e.g., due to services performed for GAMCO). Mr. Jamieson holds 30,000 unvested GAMCO restricted stock awards at December 31, 2019 with a market value of $584,700. Mr. Handwerker holds 11,500 unvested GAMCO restricted stock awards at December 31, 2019 with a market value of $224,135.  Ms. Mullady holds 16,000 unvested GAMCO restricted stock awards at December 31, 2019 with a market value of $311,840.

Potential Payments Upon Termination of Employment or Change of Control

Other than full vesting of outstanding phantom restricted stock awards, there were no potential payments upon termination of employment or change of control for any of the named executive officers as of December 31, 2019.

CERTAIN OWNERSHIP OF OUR STOCK

The following table sets forth, as of March 1, 2020, certain information with respect to all persons known to us who beneficially own more than 5% of the Class A Stock or Class B Stock. The table also sets forth information with respect to stock ownership of the directors, each of the named executive officers and all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which a person has the sole or shared voting or investment power and any shares which the person can acquire within 60 days (e.g., through the exercise of stock options). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares set forth in the table.

Name of Beneficial Owner	Title of Class	Number of Shares		Percent of Class (%)

5% or More Shareholders
The Vanguard Group	Class A	226,382	(1)	6.62(a	)
Horizon Kinetics Asset Management LLC	Class A	1,459,367	(2)	42.66(a	)
Royce & Associates, LP	Class A	190,759	(3)	5.58(a	)
Directors and Executive Officers
Mario J. Gabelli	Class A	66,000	(4)	1.93
	Class B	18,745,673	(5)	98.65(a	)
Marc Gabelli	Class A	20,766		(b)
	Class B	11,018		(b)
Douglas R. Jamieson	Class A	16,568	(6)	(b)
	Class B	29,471		(b)
Kenneth A. Masiello	Class A	-0-
Kevin Handwerker	Class A	441		(b)
Daniel R. Lee	Class A	-0-
Bruce M. Lisman	Class A	6,000		(b)
Frederic V. Salerno	Class A	-0-
Salvatore F. Sodano	Class A	-0-
Elisa M. Wilson	Class A	4,100
	Class B	23,808		(b)

All Directors and Executive Officers as a Group (10 persons)	Class A	113,875		3.33
	Class B	18,809,970		98.98

(a)
The address of each beneficial owner of more than 5% of the Class A Stock or Class B Stock is as follows: The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355; Horizon Kinetics Asset Management LLC, 470 Park Avenue South, 4th Floor South, New York, NY 10016; Royce & Associates, LP, 745 Fifth Avenue, New York, NY 10151; and Mario J. Gabelli, GGCP, Inc., 191 Mason Street, Greenwich, CT 06830.

(b)	Represents beneficial ownership of less than 1%.

(1)	As reported in Amendment No. 4 to Schedule 13G that was filed with the SEC by The Vanguard Group on February 12, 2020.

(2)	As reported in Schedule 13G that was filed with the SEC by Horizon Kinetics Asset Management LLC on February 12, 2020. Horizon Kinetics Asset Management LLC beneficially owns 1,459,367 shares.

(3)	As reported in Amendment No. 1 to Schedule 13G that was filed with the SEC by Royce & Associates, LP on January 21, 2020.

(4)	These shares are owned by GGCP.

(5)
Of this amount, 321,932 are owned directly by Mr. Gabelli and 18,423,741of these shares are owned by GGCP via Holdings. Mr. Gabelli may be deemed to have beneficial ownership of the Class B Stock held by Holdings on the basis of (i) his position as the Chief Executive Officer, a director and the controlling shareholder of GGCP which is the manager and the majority member of Holdings, and (ii) a certain profit interest in Holdings.  Mr. Gabelli disclaims beneficial ownership of the shares owned by Holdings except to the extent of his pecuniary interest therein.

(6)	Includes 1,620 shares for which Mr. Jamieson is the Uniform Gift to Minors Act custodian and, as a result, has voting and dispositive power over such shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of March 1, 2020, GGCP indirectly owns a majority of Associated Capital’s Class B Stock, representing approximately 97% of the combined voting power and approximately 84% of the outstanding shares of Associated Capital common stock. Mario J. Gabelli, the Company’s Executive Chairman, is Chief Executive Officer, a director and the controlling shareholder of GGCP. Marc Gabelli is President, a director and a shareholder of GGCP. Ms. Elisa M. Wilson is a director of GGCP.  Various other family members of Mario J. Gabelli are shareholders and directors of GGCP.

As of March 1, 2020, the Company owns approximately 2.9 million shares of GAMCO’s Class A Stock, representing approximately 1.0% of the combined voting power and 11% of the outstanding shares of GAMCO’s common stock. The Company received dividends of approximately $241,000 on the GAMCO Class A shares during 2019.

G.research Spin Off

On October 31, 2019, the Company entered into and concurrently closed the transaction governed by, an agreement and plan of merger, dated as of such date (the “Merger Agreement”), by and among Morgan Group Holding Co (‘Morgan Group”), G.R. Acquisition, LLC, a wholly owned subsidiary of Morgan Group (“Merger Sub”), G.research, LLC (“G.research”), Institutional Services Holdings, LLC, the sole member of G.research (“ISH”), and the Company, parent of ISH.

The Company and Morgan Group are affiliates under the common control of Mario J. Gabelli.

Upon the closing of the transactions contemplated in the Merger Agreement (the “Closing”), Merger Sub was merged with and into G.research (the “Merger”), resulting in G.research becoming a wholly owned subsidiary of Morgan Group. G.research is an SEC registered broker-dealer and member of FINRA which operates an institutional research and securities brokerage business.

As a result of the Merger, an aggregate of 50,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Morgan Group were issued to ISH upon the conversion of the limited liability company interest in G.research held by ISH immediately prior to the effective time of the Merger.

On October 31, 2019, immediately prior to the closing of the transaction subject to the Merger Agreement, Morgan Group entered into and concurrently closed the purchase and sale of Common Stock (the “Private Placement”) governed by, a securities purchase agreement, dated as of such date (the “Securities Purchase Agreement”), by and among Morgan Group and the investors signatory thereto (the “Investors”). Pursuant to the Securities Purchase Agreement, the Morgan Group issued and sold 5,150,000 shares of Common Stock at $0.10 per share for total proceeds of $515,000.

Company Spin-Off Agreements

In connection with the spin-off of the Company from GBL, Associated Capital has entered into certain agreements with GAMCO to define Associated Capital’s ongoing relationship with GAMCO after the spin-off. These agreements define responsibility for obligations arising before and after the distribution date, including obligations relating to Associated Capital’s employees, certain transitional services and taxes and are summarized below.

Indemnification. On November 30, 2015, we entered into a Separation and Distribution Agreement with GAMCO (the “Separation Agreement”), which contains the key provisions relating to the separation of our business from GAMCO and the distribution of the Associated Capital common stock. The Separation Agreement identified the assets transferred, liabilities assumed and contracts assigned to us by GAMCO and by us to GAMCO in the spin-off and describes when and how these transfers, assumptions and assignments occurred.

While all of the obligations in the Separation Agreement have been discharged, the provisions set forth below survive. As such, GAMCO and AC mutually (a) released each other from all liabilities relating to events, circumstances or actions taken prior to the distribution; and (b) agreed to indemnify each other and their directors, officers, employees, agents and affiliates against all losses, liabilities and damages incurred or suffered arising out of the other party’s (i) business, (ii) failure to satisfy liabilities, (iii) breach of the Separation Agreement; and (iv) untrue statements made in connection with regulatory filings or communications with investors or potential investors. Each of the releases and indemnities extends to each party’s respective affiliates and their directors, officers, employees and agents.

Transitional Administrative and Management Services Agreement. On November 30, 2015, we entered into a Transitional Administrative and Management Services Agreement with GAMCO (the “Transition Services Agreement”) pursuant to which GAMCO provides Associated Capital with a variety of services and Associated Capital provides payroll services to GAMCO following the spin-off.  Among the principal services GAMCO provides to us are:

•	accounting, financial reporting and consolidation services;

•	treasury services, including, without limitation, insurance and risk management services and administration of benefits;

•	tax planning, tax return preparation, recordkeeping and reporting services;

•	human resources, including but not limited to the sourcing of permanent and temporary employees as needed, recordkeeping, performance reviews and terminations;

•	legal and compliance advice, including the services of a Chief Compliance Officer;

•	technical/technology consulting; and

•	operations and general administrative assistance, including office space, office equipment and furniture, payroll, procurement, and administrative personnel.

In providing the services pursuant to this agreement, GAMCO may, subject to the prior written consent of Associated Capital, employ consultants and other advisers in addition to utilizing its own employees. Services provided by GAMCO to Associated Capital or by Associated Capital to GAMCO under the Transitional Services Agreement are charged at cost. For the fiscal year ended December 31, 2019, GAMCO paid us approximately $8.5 million, and we paid approximately $1.9 million to GAMCO for services provided pursuant to the Transitional Services Agreement.

The Transitional Services Agreement initially had a term of twelve months but has been extended by agreement of the parties. The Transitional Services Agreement is terminable by either party on 30 days’ prior written notice to the other party.

Each of the executive chairman and the following named executive officers of AC earned compensation during 2019 for services rendered to GAMCO as set forth below.

	AC Named Executive Officers’ Compensation From GAMCO During 2019
Name	Earned for services rendered to GAMCO ($)	Grant date fair value of restricted stock awards granted by GAMCO ($)	Earned as incentive-based variable compensation from GAMCO ($)
Mario J. Gabelli	-0-	-0-	32,236,004
Douglas R. Jamieson	1,021,806	191,700	1,917,337
Agnes Mullady	862,471	115,020	-0-
Kevin Handwerker	377,369	67,095	-0-

Service Mark and Name License Agreement. On November 30, 2015 we entered into a Service Mark and Name License Agreement with GAMCO pursuant to which we have certain rights to use the “Gabelli” and “GAMCO” names.

Tax Indemnity and Sharing Agreement. On November 30, 2015 we entered into a Tax Indemnity and Sharing Agreement with GAMCO that provides for certain agreements and covenants related to tax matters involving GAMCO and us. This agreement covers time periods before and after the distribution. Among the matters addressed in the agreement are filing of tax returns, retention and sharing of books and records, cooperation in tax matters, control of possible tax audits and contests and tax indemnities. The agreement also provides for limitations on certain corporate transactions that could affect the qualification of the spin-off as tax free under the Internal Revenue Code.

Loans to GAMCO

In connection with the spin-off, GAMCO issued a promissory note (the “GAMCO Note”) to AC Group in the original principal amount of $250 million used to partially capitalize the Company. During the year ended December 31, 2018, AC received principal repayments totaling $50 million on the GAMCO Note which fully satisfied the outstanding principal balance. The GAMCO Note bore interest at 4% per annum and had an original maturity date of November 30, 2020.  The Company received approximately $800,000 of interest related to the GAMCO Note in 2018.

On December 26, 2017, GAMCO issued a promissory note to the Company for $15 million. The note principal and related interest of $40,000 were paid on February 28, 2018.

GAMCO Sublease

Since 1997, GAMCO has leased office space at 401 Theodore Fremd Ave., Rye, NY from M4E, LLC (“M4E”), an entity owned by the adult children of the Executive Chairman. The current lease expires on December 31, 2028. Pursuant to a sublease with GAMCO, AC and its subsidiaries pay a monthly fixed lease amount based on the percentage of square footage occupied by its employees (including pro rata allocation of common space) at GAMCO’s corporate offices. Currently, G.research subleases space from AC under its sublease with GAMCO, For 2019, the Company paid $501,327 to GAMCO under the sublease.

Investment in Securities and Partnerships

Associated Capital invests a substantial amount of its cash in the Gabelli U.S. Treasury Money Market Fund (“GUSTO”), a money market mutual fund managed by Gabelli Funds, LLC, a wholly-owned subsidiary of GAMCO (“Gabelli Funds”). Associated Capital’s investment in GUSTO at December 31, 2019 was $336.7 million, and it received dividends of approximately $7.8 million from GUSTO for the year ended December 31, 2019.

Associated Capital’s investments in affiliated equity mutual funds (“Affiliated Funds”), which are advised by Gabelli Funds and Teton Advisors, Inc., a company controlled by Holdings, totaled $159.3 million as of December 31, 2019. Dividend income earned from the Affiliated Funds was $2.6 million for the year ended December 31, 2019.

Associated Capital had an aggregate investment in affiliated partnerships and offshore funds of approximately $124.8 million at December 31, 2019.

In addition, we have an investment in Gabelli Value for Italy S.p.A. of approximately $9.1 million as of December 31, 2019.  AC expects to allocate a portion of the incentive allocation earned upon a successful business combination, if any, as compensation among the teammates and external advisors working on these projects, including Mr. Marc Gabelli.

Investment Advisory Services

Pursuant to a sub-advisory agreement between GCIA and Gabelli Funds, Gabelli Funds pays to GCIA 90% of the net revenues it receives related to investment advisory services provided to GAMCO International SICAV – GAMCO Merger Arbitrage, an investment company incorporated under the laws of Luxembourg (the “SICAV”). For this purpose, net revenues are defined as gross advisory fees less expenses related to payouts and expenses of the SICAV paid by Funds. In connection with these services, Gabelli Funds paid GCIA $4.1 million during 2019.

Pursuant to a sub-advisory agreement between GCIA and Gabelli Funds, Gabelli Funds pays to GCIA approximately 76.5% of the net management fees and 100% of the incentive fees it receives related to investment advisory services provided to The Gabelli Merger Plus+ Trust Plc, a closed-end fund that is listed on the London Stock Exchange (“Merger Plus”). For this purpose, net management fees are defined as gross management fees less organizational expenses of Merger Plus paid by Gabelli Funds. In connection with these services, no payments were made during 2019.

As general partner or co-general partner of various affiliated limited partnerships, GCIA receives a management fee based on a percentage of each partnership’s net assets and a 20% incentive allocation based on economic profits.

Mario J. Gabelli and GCIA serve as co-general partners of Gabelli Associates Fund, LP (“GAF”) and are entitled to an incentive allocation for these services. In 2019, Mario J. Gabelli earned $578,853 in incentive fees from GAF. These amounts are included as Portfolio Manager and Other Variable Remuneration in the Summary Compensation Table above.

Permissible Accounts, as defined in the Employment Agreements section above, may include new investors provided that all of the performance fees, less expenses, earned on assets attributable to these investors (“Post-IPO AUM”) are paid to Associated Capital. Post-IPO AUM in Permissible Accounts totaled $98.3 million as of December 31, 2019. The Company did not earn performance fees on Post-IPO AUM in the year ended December 31, 2019.

Research and Brokerage Services

Pursuant to research services agreements, certain subsidiaries of GAMCO paid $1.5 million to the Company in 2019. These research services agreements with subsidiaries of the Company were terminated effective December 31, 2019.

In 2019, G.research earned $4.9 million of commissions from transactions executed on behalf of Gabelli Funds and private wealth management clients advised by GAMCO Asset Management Inc., a wholly-owned subsidiary of GAMCO.

As required by our Code of Ethics, our staff members are required to maintain their brokerage accounts at G.research unless they receive permission to maintain an outside account. G.research offers all of these staff members the opportunity to engage in brokerage transactions at discounted rates.  Accordingly, many of our staff members, including the executive officers or entities controlled by them, have brokerage accounts at G.research and have engaged in securities transactions through it at discounted rates.

Employment

Certain directors and executive officers have immediate family members who are employed by us, our subsidiaries, and certain related entities. The base salaries and bonuses of each of these immediate family members are established in accordance with our compensation practices generally applicable to staff members with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in any of these employment relationships of their immediate family members. Each of these immediate family members is a financially independent adult and none is an executive officer of the Company.

In addition to director fees, Mr. Marc Gabelli received base salary of $58,500 a bonus of $400,000 and usual and customary benefits for his services to the Company in 2019. In connection with services provided to GAMCO in 2019, he earned variable compensation of $100,644 plus usual and customary benefits. Mr. Marc Gabelli serves as Director of LICT and earned $84,000 relating to this role in 2019. These amounts do not reflect amounts attributable to his interest in M4E or other investment managers.

At December 31, 2019, approximately $61 million of our proprietary investment accounts were managed by analysts or portfolio managers other than the Executive Chairman. The individuals managing these accounts receive 20% of the net profits, if any, earned on the accounts. In August 2006, a son of the Executive Chairman, who has been employed by one of our subsidiaries since 1998, was given responsibility for managing one such proprietary investment account. The balance in the account at December 31, 2019 was $26.3 million, of which $1.0 million is owed to the portfolio manager representing earnings that have been re-invested in the account.  In addition, he earned no base salary or bonus, $428,777 in variable compensation and usual and customary benefits for his services to the Company in 2019. Also, stock-based compensation expense of $16,944 was recognized by the Company for financial statement reporting purposes in 2019 related to phantom restricted stock awards granted to him. These amounts do not reflect any compensation he earned in connection with services provided to GAMCO or other amounts attributable to his interest in M4E.

A son of our Executive Chairman, who has been employed by one of our subsidiaries since 2006, received a base salary of $225,000, a bonus of $138,500 and $4,158,468 in variable compensation and usual and customary benefits for his services to the Company in 2019. In addition, stock-based compensation expense of $84,720 was recognized by the Company for financial statement reporting purposes in 2019 related to phantom restricted stock awards granted to him. These amounts do not reflect any compensation he earned in connection with services provided to GAMCO or other amounts attributable to his interest in M4E.

A sister-in-law of Mr. Jamieson, who has been employed by one of our subsidiaries in a marketing role since 1996, received a base salary of $118,750, a bonus of $48,500 and $17,931 in variable compensation and usual and customary benefits for her services to the Company in 2019. In addition, stock-based compensation expense of $16,944 was recognized by the Company for financial statement reporting purposes in 2019 related to phantom restricted stock awards granted to her. These amounts do not reflect any compensation she earned in connection with services provided to GAMCO.

Other Related Party Transactions

Associated Capital and GAMCO each incur certain overhead expenses that are also attributable to other affiliates. These overhead expenses are allocated at cost among the affiliates as the expenses are incurred in proportion to the usage of the particular service. The allocation methodologies used are periodically reviewed by the management of Associated Capital and the affiliates for reasonableness.

REPORT OF THE AUDIT COMMITTEE

Messrs.  Sodano, Lisman and Salerno, each of whom is an independent director, are the members of the Audit Committee. In this report, the term “we” refers to the members of the Audit Committee.

The Board has adopted a written charter for the Audit Committee. A copy of that charter can be found on the Company’s website at http://www.associated-capital-group.com/ir/Corporate-Governance.aspx. Our job is one of oversight as set forth in our charter. The Company’s management is responsible for preparing its financial statements and for maintaining internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly represent the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles.

We have reviewed and discussed the Company’s audited 2019 financial statements with management and with D&T, the Company’s independent registered public accounting firm.

We have discussed with D&T the matters required to be discussed by Statement on Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”).

We have received from D&T the written statements required by the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and have discussed its independence with the independent accountant.

Based on the review and discussions referred to above, we have recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Salvatore F. Sodano, Chairman
Bruce M. Lisman
Frederic V. Salerno

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of D&T

Our Audit Committee approved the engagement of D&T as the Company’s independent registered public accounting firm for the year ending December 31, 2020. D&T has been the Company’s independent registered public accounting firm since November 30, 2015. In addition, D&T was the independent registered public accounting firm of Gabelli Securities Group, the predecessor of the Company, for 2012 through 2014. “Gabelli Securities Group” refers to the businesses that were spun off from GAMCO. In deciding to engage D&T, the Audit Committee reviewed auditor independence and existing commercial relationships with D&T and concluded that D&T has no commercial relationship with the Company that would impair its independence. During the fiscal year ended December 31, 2019 and in the subsequent interim period through March 31, 2020, neither the Company nor anyone acting on its behalf has consulted with D&T on any of the matters or events set forth in Item 304(a)(2) of Regulation S−K.

A representative of D&T will be present at the 2020 Annual Meeting. The representative will have the opportunity to make a statement and respond to appropriate questions from shareholders.

D&T Fees for 2018 and 2019

Fees for professional services provided by our independent registered public accounting firm in 2018 and 2019, in each of the following categories, were:

	2018	2019
Audit Fees	$620,000	$656,400
Audit-Related Fees	24,000	24,000
Tax Fees	735	600
All Other Fees	1,447	1,125

Audit fees relate to the audit of our annual financial statements and the review of interim financial statements included in our quarterly reports on Form 10-Q and for services provided in connection with the Securities Investor Protection Corporation assessment for the Company's registered broker-dealer subsidiary. Audit-related fees include fees for the preparation of consent letters in connection with the filing of registration statements with the SEC. Tax fees were for assistance with federal tax filings. All other fees represent subscription charges for access to online technical resources.

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

Qualified shareholders who want to have proposals included in our proxy statement in connection with our 2021 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act must deliver such proposals so that they are received at our principal executive offices at 191 Mason Street, Greenwich, CT 06830 by December 21, 2020 in order to be considered for inclusion in next year’s proxy statement and proxy. For any shareholder proposal submitted outside Rule 14a-8 of the Exchange Act to be considered timely under our Amended and Restated Bylaws, the Company must receive notice of such proposal, or any nomination of a director by a shareholder, no earlier than January 5, 2021 and no later than February 4, 2021.

OTHER MATTERS

We know of no other matters to be presented at the 2020 Annual Meeting other than the election of directors, the ratification of auditors and the advisory vote on named executive officer compensation, all as described above. If other matters are properly presented at the 2020 Annual Meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of the Company.

We will provide a free copy of our Annual Report on Form 10-K for the year ended December 31, 2019.  Requests should be in writing and addressed to our Secretary at Associated Capital Group, Inc., 191 Mason Street, Greenwich, CT 06830.

ANNEX A

GUIDELINES FOR DIRECTOR INDEPENDENCE

For a director to be deemed “independent,” the Board shall affirmatively determine that the director has no material relationship with Associated Capital Group, Inc. (together with its consolidated subsidiaries, “Associated Capital”) or its affiliates or any member of the senior management of Associated Capital or his or her affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of Associated Capital’s shareholders.  In making this determination, the Board shall apply the following standards:

•
A director who is an employee, or whose immediate family member is an executive officer, of Associated Capital will not be deemed independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•
A director who received, or whose immediate family member received, in any twelve month period over the last three years more than $120,000 in direct compensation from Associated Capital will not be deemed independent. In calculating such compensation, the following will be excluded:

o	director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

o	compensation received by a director for former service as an interim Chairman or Chief Executive Officer; and

o	compensation received by an immediate family member for service as a non-executive officer employee of Associated Capital.

•	A director will not be considered independent if:

o	the director is a current partner or employee of a firm that is Associated Capital’s internal or external auditor;

o	the director has an immediate family member who is a current partner of Associated Capital’s internal or external auditor;

o	the director has an immediate family member who is a current employee of Associated Capital’s internal or external auditor and personally works on Associated Capital’s audit; or

o
the director or an immediate family member was within the last three years a partner or employee of Associated Capital’s internal or external auditor and personally worked on Associated Capital’s audit within that time.

•
A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Associated Capital’s current executive officers serve on that company’s compensation committee will not be deemed independent.

•
A director who is a current employee, or whose immediate family member is an executive officer, of an entity that makes payments to, or receives payments from, Associated Capital for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, will not be deemed independent.

•
A director who serves as an executive officer of a tax-exempt entity that receives significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $1 million in a single fiscal year, whichever amount is greater) from Associated Capital, any of its affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period may not be deemed independent, unless the contribution was approved by the Board and disclosed in Associated Capital’s proxy statement.

For purposes of these Guidelines, the terms:

•
“affiliate” means any consolidated subsidiary of Associated Capital and any other company or entity that controls, is controlled by or is under common control with Associated Capital, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and

•
“immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

The Board shall undertake an annual review of the independence of all non-employee directors. In advance of the meeting at which this review occurs, each non-employee director shall be asked to provide the Board with full information regarding the director’s business and other relationships with Associated Capital and its affiliates and with senior management and their affiliates to enable the Board to evaluate the director’s independence.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, Associated Capital and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to the approval requirements set forth by the Board.